Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

WEIDA COMMUNICATIONS, INC.

WEIDA COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is Weida Communications, Inc.

2.             The registered office of the Corporation is located at 830 Bear Tavern Road, West Trenton, New Jersey 08628.

3.             The Corporation’s registered agent is Corporation Service Company at the above stated address.

4.             The current board of directors consists of five (5) members as follows:
(i) Mitchell Sepaniak, having an address at 515 East Las Olas Blvd., Suite 1350, Fort Lauderdale, Florida 33301; (ii) Tilmon Holloway, having an address at 515 East Las Olas Blvd., Suite 1350, Fort Lauderdale, Florida 33301; (iii) Carl Lanzisera, having an address at 1395 New York Avenue, Huntington Station, New York 11746; (iv) Shitotomo Yamauchi Ph.D., having an address at 515 East Las Olas Blvd., Suite 1350, Fort Lauderdale, Florida 33301 and (v) Joe Theismann, having an address at 515 East Las Olas Blvd., Suite 1350, Fort Lauderdale, Florida 33301.

5.             The date of filing of the Corporation’s original Certificate of Incorporation with the State of New Jersey was March 20, 1985.

6.             The text of the Certificate of Incorporation as amended heretofore is hereby restated and further amended to read as herein set forth in full:

“FIRST:   The name of the Corporation is Weida Communications, Inc.

SECOND:   The purpose of the Corporation is to engage in any activity within the lawful business purposes for which corporations may be organized under the New Jersey Business Corporations Act.

THIRD:   The total number of shares of all classes of stock which the Corporation shall have authority to issue is 410,000,000, consisting of 400,000,000 shares of Common Stock, no par value (the “Common Stock”), and 10,000,000 shares of Preferred Stock (the “Preferred Stock”).

A description of the Common Stock and a statement of the designations; preferences; voting powers; relative, participating, optional or other special rights and privileges; and the qualifications, limitations and restrictions of the Common Stock are as follows:

Section 1.               Voting Rights.  The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation.

Section 2.               Liquidation Rights.  Subject to the prior and superior rights of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or the merger or consolidation of the Corporation into another corporation, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based upon the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock having conversion rights).

Section 3.               Dividends.  Subject to the rights of the Preferred Stock, dividends may be paid on the Common Stock out of any assets legally available therefor, as and when declared by the board of directors.

Section 4.               Relative Rights of Preferred Stock and Common Stock.  All preferences, limitations and relative rights of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

FOURTH:   The address of the Corporation’s registered office is 830 Bear Tavern Road, West Trenton, New Jersey 08628 and the name of the Corporation’s registered agent at such address is Corporation Service Company.

FIFTH:   The number of directors constituting the board of directors shall be five (5), and the names and addresses of such directors are as follows:

Name	Address

Mitchell Sepaniak	515 East Las Olas Blvd.
Suite 1350
Fort Lauderdale, Florida 33301

Tilmon Holloway	515 East Las Olas Blvd.
Suite 1350
Fort Lauderdale, Florida 33301

Carl Lanzisera	1395 New York Avenue
Huntington Station, New York 11746

Shitotomo Yamauchi Ph.D.	515 East Las Olas Blvd.
Suite 1350
Fort Lauderdale, Florida 33301

Joe Theismann	515 East Las Olas Blvd.
Suite 1350
Fort Lauderdale, Florida 33301

SIXTH:   The duration of the Corporation shall be perpetual.

SEVENTH:   The Corporation shall indemnify any director or officer of the Corporation in any proceeding by a third party or in actions by or in the right of the Corporation, to the maximum extent permitted by Section 14A:3-5 of the New Jersey Business Corporations Act.

EIGHTH:   A director of the Corporation shall not be liable to the Corporation or its shareholders for damages resulting from breach of any duty except that a director shall not be relieved from liability for a breach of duty based upon any act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in the receipt by such person of an improper personal benefit.”

7.             This Restated Certificate of Incorporation was authorized by the board of directors of the Corporation on August 9, 2004.

*  *  *  *  *

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been subscribed this 9th day of August, 2004, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

WEIDA COMMUNICATIONS, INC.

	By:	/s/ Mitchell Sepaniak
	Name:	Mitchell Sepaniak
	Title:	President

ATTEST:

/s/ Joseph Zumwalt
Joseph Zumwalt, Secretary